Exhibit 10.56

April 30, 2020

Dear Mr. Sheikh,

Bioxytran, Inc. (together with any affiliates, the "Company") is pleased to confirm its offer to employ as Executive Vice President of Business Development reporting to the Board of Directors.  As discussed, your official start date with the Company was effective April 30, 2020.

This position will be unpaid until a later date determined by the Board of Directors. You also will be entitled to three weeks of paid vacation that begins accruing on a monthly basis from your first day of employment.

Upon the fulfillment of any eligibility requirements, you will be eligible to participate in the employee benefit plans that the Company may offer to its employees. Descriptions of the benefit plans currently being offered, if any, have been delivered to you. Any Company benefit plan may, from time to time, be amended or terminated by Company in its sole discretion with or without prior notice.

This employment offer is contingent upon the conditions outlined below. Please understand the resulting formality of this offer letter.

1)      As a condition of employment (or continuing employment) with the Company, you are required to execute the enclosed CONFIDENTIALITY AND DEVELOPMENTS AGREEMENT ("Agreement"). This is an important legal document that restricts certain activities during your employment and for a period of time after you leave the Company. You should carefully read the entire document, review its provisions with your counsel and advisors, and decide whether or not to enter into this Agreement. You must sign and return the Agreement to me no later than one week prior to your start date.

2)    Your employment (or continued employment) by the Company is based in part on your acceptance and agreement not to compete with the Company. Specifically, you agree that for a period of twelve (12) months from the date of termination of your employment or cessation of your business relationship with the Company you will not, either alone or in conjunction with any person or entity, directly, or indirectly (a) cause or attempt to cause any client, customer, distributor, partner, joint venturer or supplier of the Company or any of the Company’s affiliates to terminate or materially reduce its business with the Company or any such affiliate or (b) participate, accept employment or engage in (other than through the ownership of two percent (2%) or less of any class of securities registered under the Securities Act), or otherwise lend assistance (financial or otherwise) to any person or entity participating or engaged in any line of business in which the Company is participating or engaged on the date hereof anywhere in the world.

3)    In making this offer of employment (or in agreeing to continue your employment), the Company is relying upon your representation that you are not under any obligation to any former employer or any person, firm, or corporation that would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

4)    The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form 1-9 that you will be required to complete. Please bring this form and appropriate documents listed on the form with you on the first day you report for work.

5)    You may be required to undergo a background check, including a criminal background check, at any time during your employment, and your employment is contingent upon results satisfactory to the Company.

6)    Your employment with the Company is an at-will employment relationship. This means that your employment is not guaranteed for any specified period of time and you or the Company may terminate the relationship at any time, with or without notice or cause. The Company simply asks that you provide reasonable notice of your departure.

7)    You are the record and beneficial owner of eight million eight hundred thousand (8,800,000) shares of the Common Stock of the Company, vesting over 3 years in four equal portions on the anniversary of this contract with the first portion at the signature of this agreement. In case of change in company control, the shares will vest immediately. You acknowledge and agree that (a) the Company intends to file a registration statement on Form S-1 or other appropriate form with the SEC in order to register shares of the Company’s common stock for sale and distribution, and (b) you agree that you will not directly or indirectly, nor direct any person acting on behalf of or pursuant to any understanding with you, execute any purchases or sales, including, without limitation, short sales, of any securities of the Company during the period commencing on the date the Company files a registration statement with the SEC and ending 180 days after the effective date of such registration statement.

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8)    If your employment relationship with the Company is terminated without cause prior to April 30, 2023, then the Company shall pay you a lump sum of $100,000 in severance, such payment to be conditioned upon your execution and delivery of a general release and covenant not to sue the Company containing standard or “market” terms; provided.

If there is anything about the offer of employment that was verbally made to you but is not mentioned in this letter, please contact me as soon as possible to discuss it. Otherwise, it will be understood that this letter fully encompasses all aspects of our offer of employment to you and supersedes all prior offers, both verbal and written.

Please indicate your acceptance of this Agreement by signing and dating the enclosed copies of this letter and the Agreement, and returning them in the enclosed envelope.

We are pleased that you will be working with us. Please do not hesitate to call me if you have any questions.

BIOXYTRAN, INC.

By: David Platt, CEO

Agreed & Accepted:

Mike Sheikh

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